Exhibit 4.9

FIFTH SUPPLEMENTAL INDENTURE

Dated as of June 22, 2023

between

ROYAL BANK OF CANADA

and

THE BANK OF NEW YORK MELLON
(as successor to JPMorgan Chase Bank, National Association),
AS TRUSTEE

to the

INDENTURE

Dated as of October 23, 2003

between

ROYAL BANK OF CANADA

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Trustee

FIFTH SUPPLEMENTAL INDENTURE, dated as of June 22, 2023 (this "Fifth Supplemental Indenture") between ROYAL BANK OF CANADA, a Canadian chartered bank (the "Bank"), having its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, and THE BANK OF NEW YORK MELLON, as Successor to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the "Trustee"), under the Senior Debt Indenture dated as of October 23, 2003 between the Bank and the Trustee (the "Senior Debt Indenture"), as amended by the First Supplemental Indenture dated as of July 21, 2006 (the "First Supplemental Indenture"), the Second Supplemental Indenture dated as of February 28, 2007 (the "Second Supplemental Indenture"), the Third Supplemental Indenture dated as of September 7, 2018 (the "Third Supplemental Indenture"), and the Fourth Supplemental Indenture dated as of the date hereof (the "Fourth Supplemental Indenture," and together with the Senior Debt Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the "Indenture"). All capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Indenture.

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustee entered into the Indenture, pursuant to which one or more series of senior debt securities of the Bank may be issued from time to time; and

WHEREAS, Section 902 of the Indenture provides that the Bank and the Trustee at any time and from time to time, may enter into one or more indentures supplemental thereto, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture;

WHEREAS, the Bank has obtained the consent of the beneficial holders of 100% of the Outstanding Securities affected by this Fifth Supplemental Indenture; and

WHEREAS, the Bank has requested that the Trustee execute and deliver this Fifth Supplemental Indenture; and all requirements necessary to make this Fifth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been satisfied; and the execution and delivery of this Fifth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and other provisions set forth in this Fifth Supplemental Indenture and the Indenture, the Bank and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the Affected Securities (as defined below), as follows:

ARTICLE I

PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Effect of Supplemental Indenture on Indenture.

This Fifth Supplemental Indenture is a supplement to the Indenture. As supplemented by this Fifth Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Fifth Supplemental Indenture shall together constitute one and the same instrument.

Section 1.02.	Governing Law. Submission to Jurisdiction.

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

ARTICLE II

ADDITIONAL COVENANTS

Section 2.01.	Applicability.

The provisions of this Fifth Supplemental Indenture shall relate solely to the Securities with the following CUSIP number (the "Affected Securities"), which have been issued by the Bank prior to the date hereof: 78008SE93.

The provisions of this Fifth Supplemental Indenture shall not apply to, or modify the rights of, Holders or Beneficial Owners of any other Securities issued under the Indenture.

Section 2.02.	Interest Payments.

If a relevant base interest rate (for example, the 30 Year CMS Rate or the 2 Year CMS Rate, as discussed in the Pricing Supplement that is incorporated into the Master Note for the Affected Securities) for the Affected Securities has been determined by the Calculation Agent (as defined in the Pricing Supplement) to have been discontinued or are unable to be obtained according to the provisions of the Pricing Supplement (for the avoidance of doubt, without regard to any fallback provisions that reference obtaining quotations from dealers or using a rate that was available on a prior date), the Calculation Agent shall determine that relevant base rate using a substitute or successor rate that it has determined in its sole discretion to be a commercially reasonable replacement rate, which the Calculation Agent expects to be the 30 Year U.S. Dollar SOFR Spread-Adjusted ICE Swap Rate or the 2 Year U.S. Dollar SOFR Spread-Adjusted ICE Swap Rate, as applicable. In doing so, the Calculation Agent may determine in its sole discretion, to adjust the relevant definitions of "business day," "interest determination date" and/or any other relevant definitions or methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to original relevant rate, in a manner that it determines to be consistent with industry-accepted practices for that substitute or successor rate.

The Calculation Agent will determine the expected new base rate specified in the preceding paragraph based on the rate that appears on the Bloomberg Screen USISOA30 Page or the Bloomberg Screen USISOA02 Page, as applicable, at approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date, provided that, if the applicable rate does not appear on the applicable Bloomberg Screen Page on that day at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing the secured overnight financing rate ("SOFR"), will determine the applicable base rate for that day in its sole discretion.

“Bloomberg Screen USIS0A30 Page” or “Bloomberg Screen USISOA02 Page” means the display designated as Bloomberg screen "USISOA30" or “USISOA02”, as applicable, or such other page as may replace that Bloomberg screen on that service or such other service or services as may be selected for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity that assumes the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR if IBA or its successor ceases to do so.

Notwithstanding the provisions set forth in the two preceding paragraphs:

(i) if the Calculation Agent determines in its sole discretion on or prior to the relevant Interest Determination Date that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the applicable base rate for that day a substitute or successor rate that it has determined in its sole discretion to be a commercially reasonable replacement rate; and

(ii) if the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, to adjust the definitions of business day and Interest Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that it determines to be consistent with industry-accepted practices for that substitute or successor rate.

Section 2.03	Calculation Agent

For the avoidance of doubt, in no event shall the Trustee be the calculation agent for any of the Affected Series as a result of the provisions hereof, nor shall it have any obligation to determine the relevant base interest rate or any substitute, replacement or successor rate thereto.

For the avoidance of doubt, in no event shall the Trustee, as to any of the Affected Securities, be responsible for determining any benchmark replacement, for determining whether any benchmark transition event, its related benchmark replacement date or any early opt-in election has occurred or for making any benchmark replacement adjustments or conforming changes. In connection with the foregoing provisions of this paragraph, the Trustee will be entitled to conclusively rely upon any determinations made by the applicable calculation agent for the Affected Securities.

ARTICLE III

MISCELLANEOUS

Section 3.01.	Counterparts.

This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the day and year first above written.

ROYAL BANK OF CANADA

By:	/s/ Sarah Lem
Name: Sarah Lem
Title: Attorney-in-Fact

By:	/s/ Clive Tucker
Name: Clive Tucker
Title: Attorney-in-Fact

THE BANK OF NEW YORK MELLON, (as successor to JPMorgan Chase Bank, N.A.) as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President